CARAUSTAR

HOST: Tom Brown

DATE: April 29, 2003

TIME: 11:00 a.m. EST

Operator: Good morning and welcome, ladies and gentlemen, to the Caraustar Industries Inc., first quarter 2003 conference call. At this time I would like to inform you that this conference is being recorded, and that all participants are in a listen only mode. At the request of the company, we will put the conference up for questions and answers following the presentation. I would now turn the conference over to Tom Brown, President and CEO of Caraustar Industries, Inc. Please go ahead sir.

Tom Brown: Thank you, Jennifer, and good morning, everyone. This is the first quarter conference call 2003, for Caraustar Industries. With me are Ron Domanico, Mike Keough and Bill Nix. I will talk a little bit in opening comments about some of the unusual events during the quarter, and then we’ll let Ron and Mike talk a little more about operating conditions and the financial situation. But before I do that, I have a disclaimer statement, as normal.

The company’s presentation today contains certain forward-looking statements, including statements regarding expected effect of certain events upon the company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, and for a discussion of factors that could cause actual results to vary for those expressed or implied in any forward-looking statements, you should refer to the text of the company’s press release issued today and in fact, the other four press releases we’ve issued over the course of this first quarter regarding these matters, and also to the company’s filings with the Securities and Exchange Commission.

Now a little bit about the quarter specifically. As you read in the press release, the quarter was characterized on one hand by fairly decent top line growth, and on the other by restructuring and reconfiguration or realignment costs. Top line growth of $34 million, roughly 16%, carried with it the burden of closing or reconfiguring come 11 different facilities. Considering the restructuring charge and the other consolidation costs of such closings and reconfigurations, and including the increase in what I’m calling ‘long term continuing costs’, which are typically pension, health and welfare, insurance premiums and the like, and all of that coupled with increases in variable costs, primarily nil fiber energy costs, income from operations was reduced by over $22 million.

The net effect of those cost increases for the quarter was somewhat offset by a reduction in depreciation charge, as we discuss below. But in net, it lowered our net income by $9 million or 33 cents a share. Now of those charges at the growth level, there was about $5 million that we believe to be in fact long term fixed cost increases. That nets out to about 11 cents a share, and that’s just for the first quarter. In our comments this morning, Ron will cover the broad financial comparison between the quarters, and Mike will address transitional charges and variable cost impact that occurred throughout the quarter. Then I’ll come back on the call to say a little more about volume for Caraustar and our industry, and add some supplemental comments on the current variable cost price margin compression that we’re seeing at current. So with that I’ll turn the call over to Ron Domanico. Ron.

Ron Domanico: Thank you Tom. Good day everyone, and thanks for joining the call. As Tom mentioned, I’ll review the consolidated financial statements. I’ll highlight the key points, and we’ll be happy to field any detailed questions you may have during the Q&A portion of the call.

Results for the first quarter were mixed, on the one hand I’m very pleased with the speed and effectiveness of our many initiatives to realign and right size our operations. On the other hand, it was not possible to offset the run up in fiber and energy costs associated with international events. The company is now better positioned to return to profitability as the economy begins to stabilize.

Turning to the statements of operations, otherwise known as the income statement, and looking at the first quarter of 2003 versus the same period last year, revenue of $253 million was up

$34 million, or 15.5%. The acquisition of the Smurfit Stone industrial assets accounted for more than 100% of that increase, delivering $36.8 million in revenue. However, I will qualify that by the fact that the integration activities that have been taking place since the company was first acquired on September 30 2002 are blurring the actual former Smurfit results versus the former Caraustar results into a consolidated operation. So any discussion going forward from now on by the company regarding the Smurfit asset acquisition, is going to be approximate numbers as far as how much is due to the acquisition, and how much was due to preexisting business, because of these integration efforts.

The other thing that blurs the results is that we announced previously the permanent closure of our Buffalo mill. We had been moving for some time, volume of gypsum facing paper, from our Buffalo mill to our PBL mill in Indiana, and as you’re aware, the PBL mill is a 50% joint venture with Temple Inland, it is not consolidated in our results. So we’ve got a situation where the consolidated volume numbers are down, the total volume numbers are up, impacting the analysis.

Gross profit of $46.5 million was up $3.1 million or 7.3%. The margin of 18.4% in the first quarter was down 1.4 percentage points from 19.8% last year, due primarily to raw materials being up $24 a ton, energy up $15 a ton, offset by favorable deprecation of approximately $7.5 million. Sales, general and administrative expenses of $43.6 million were up $9.6 million, or

28.2%. Half of that increase had to do with the acquisition of the Smurfit assets, and of that $4.6 million, $1.1 million was attributed to transitional events, whereas we expect about $3.5 million to be an ongoing increase in the company’s SG&A.

As Tom mentioned in his opening remarks, ongoing systemic increases in insurance, pensions, health and welfare, and audit expenses, by the increased requirements of Sarbaines-Oxley, those costs will go on an annual basis in the area of $5 million and effected the quarter by approximately $1.8 million. The balance of the increases in SG&A are transitional, having to do with the activities that the company has undertaken in the fourth quarter and in the first quarter this year.

Restructuring costs on the P&L of $4.3 million reflect only the Buffalo shutdown. All the other activities do not fall under the SEC classification of restructuring, for several reasons. So the number you do see on the P&L is strictly the Buffalo exit. Interest expense of $10.3 million was up $1 million, and that was due to the fact that the company had less interest rate swaps outstanding this quarter versus a year ago.

Flipping over to the balance sheet, cash on hand was $47 million; we’re going to cover that in the cash flow statement shortly. Receivables and inventory, coincidentally, were both at $109.7 million. The company had success in reducing our day’s sales outstanding, and keeping inventories flat in a challenging environment, and I’ll also report that we were successful in extending our payables. So we have an effort underway to manage working capital, we’re just seeing the tip of the iceberg of those results now.

Looking at net property, plant and equipment of $437 million, that was down $6.2 million, as the write-offs in Buffalo, CCI, which was discussed in a previous press release, were offset by $6.3 million of capital expenditures in the quarter and then the depreciation was $7.1 million. Liabilities, accounts payable of $64.4 million was up $4.4 million, or 7.3%. Pensions up $27.5 million, divided between $11.3 million in current and $16.2 million in long term, are up $2.7 million in the quarter due to the increase of pension expenses discussed previously in our 2002 press release and conference call.

Looking at the cash flow statement, net change in cash was $12.7 million. Operating activities drove $16.1 million, approximately equal with the same quarter last year. The $16.1 came from the net loss in the quarter of $7.1 million, less deprecation of $7.7 million due to the change in estimate that we recorded in the fourth quarter and described at that time. Restructuring costs, the non-cash portion of the write-offs at Buffalo and CCI attributed $5.6 million. There were also changes in operating assets of $10.5 million, the largest item there would be refund of income taxes that the company received on the last day of the first quarter. Investing activities of $6.9 million were up $1.7 million, and again cap ex was 6.3 of that. Financing activities of $3.5 million was up 11.2, primarily due to the unwind of interest rate swaps.

The company has entered into a commitment, as we mentioned in the press release, to refinance our revolving credit facility from cash flow lending to asset based lending. The new $75 million facility carries lower interest rates, lower fees, and is more flexible. The company expects to close the new facility prior to June 30 of this year. Now I’ll turn the call over to Mike Keough, our Chief Operating Officer, to discuss the results in more detail.

Mike Keough: Thank you Ron, and good morning all. I’m going to touch on a number of areas. I’ll talk about the uniqueness of the quarter, Tom and Ron touched on that, but I’ll go into a little more detail. I’m going to talk about the Smurfit Stone acquisition. That is very material to the company. I will talk about price fiber and energy, I will go into some discussions and details on the cross side, and I’ll touch on market before I hand it back to Tom.

The first quarter was truly a very unique quarter. When you talk about combining 11 operations that our mills converting operations were either consolidated, idled, or scaled back, there’s a lot of activity inside the Caraustar house. We believe that this activity is very aggressive and will pay long-term dividends to the company. With that said, these activities create a challenge and complex environment, and have short term P&L pressures, and Tom talked about the word ‘transitional’. They’re in the transitional phase, and I will touch on that.

Although painful, these consolidations clearly match supply to the demand, and will make Caraustar a stronger company on a go forward basis. We clearly understand that paper on the floor is not like red wine; it’s not going to appreciate in value. Some of the specifics with the uniqueness of the quarter include the five Smurfit Stone tube and core locations that we’ve consolidated. We’ve had two mill shuts; we have a paper machine that has been idled in Rittman #2, a current plant in Ohio that’s been scaled back. We did have an extended fire boiler outage, and we’ve combined a specialty location in Fayetteville North Carolina with another converting operations in Charlotte, to bring the right scale on the cost side.

On the Smurfit Stone acquisition, we feel very good about what we see. Again, the acquisition with three mills, one in Tacoma Washington, one in Cedartown Georgia, and one in Lafayette Indiana, 17 tube and core plants and three petition plants. From a mill perspective, we’re very happy with the leadership people that make paper the asset base and the book of business. The mills are running very well. On the petition side, this is a new business to Caraustar and we like what we see. We see a solid contributor over time on the income side, and good upside on the integration side, using Caraustar raw materials, paper. The petition side also balances our portfolio. We’re finding some cross-pollenization opportunities, synergies, on the foam and carton side, and vice versa. The other good indication about the business, our phone has been ringing off the hook with people interested in buying the business. Based on what we see, we’re going to operate it, operate well, and we’re going to grow it.

On the tube and core front, we have quickly, Ron mentioned that, consolidated five locations. We do have another location that we’re going to consolidate this summer. We’re keeping the right amount of business with these consolidations. Proximity does help. We had a location in Saginaw; they had a location in Saginaw; that was an easy consolidation. They had a location in Jacksonville Florida, we have one in Palatka, which is 40 miles away, so that was quick and proximity did help. Keep in mind that as we consolidate these operations, we’re still in a soft market from a demand standpoint. It’s far from robust, and we do have hungry competitors out there. But we do think we’re keeping our fair share of business.

The Caraustar tube and core end of our business is softer than we’d like to see, that’s the bad news. The good news is, if you take a look at the portfolio in Smurfit Stone tube and core locations, they were deeper into paper and end of film, so this balances the Caraustar tube and core family on a go forward basis. Tom touched a little bit on what’s happening price fiber and energy, I’ll talk a little bit more and I’m sure he’s going to talk toward the end of the comments. If you go back to a year ago, general pricing for our products moved up in the second half of ‘02. It was based on a price increase movement that was more cost versus demand driven. Typically with that, you have movement, but because the demand isn’t great, you see price pressures toward the end of that curve, and we did definitely see that.

Again, looking back to last year, fiber moved up sharply in ‘02, in the late spring/early summer of ‘02, led by Chinese demand. It peaked in the late summer, but did soften toward the back end of ‘02. And on the energy side, energy bottomed out in the summer of ‘02; and on a peak-to-peak basis, shot up threefold early this quarter. When you add that all up and you take a look at the net effect of these movements on a Q1-to-Q1 basis, our fiber cost is up $24, energy is up $15. That’s offset by an increase of $18 of price. And when you add that formula up, the Company had an impact this quarter of $5.7 million, negative, because of energy and fiber.

We’ve talked a little bit about cost. Tom used the word transitional. And when you look at the closures, the idling, and the scale backs, we view this as an investment in Caraustar. But they do come with a cost. And if you take a look at the quarter, and you strip back the cost, when you take a look at labor duplication, you take a look at additional maintenance, increased freight, machine efficiencies; when you’re trailing grades for new customers, and then you throw in coal-fired boiler outage, it did have a sizable impact. And the impact this quarter was roughly $4 million. Again, we view this as an investment over time.

I think Ron mentioned that our SG&A was up $9.6 million. And I might like to talk a little bit about SG&A and fixed costs. You know, the addition of Smurfit Stone, we picked up SG&A costs that we didn’t have a year ago. And on an ongoing basis, it should be around $3.5m. Our number this quarter was higher, but going forward, is going to be in the vicinity of $3.5 million. Keep in mind that the Rittman #2 machine idling, wasn’t idling. And it was not a shut. And because of that, we had to eat $1 million, a little bit north of that number, this quarter in true operating costs. Tom had mentioned, but again fixed costs are climbing. When you take a look at high insurance costs, increased health and welfare, pension costs, fees associated with being a publicly traded company, Sarbains-Oxley implications, those costs have also increased.

On the market condition side, we’re in the middle of a price increase campaign for most product lines. I will tell you that we’re slugging it out and we will have some upside. Tom will talk about the specifics. But like last year, it is also a cost-driven, not a demand-driven increase. I’d like to see more of the demand side. Energy pricing has abated form the peak.

Fiber, we think, has plateau-ed during this period. Tom will talk a little bit about that. And we continue to see margin pressures unfold in the carton end of our business. That continues to be a real challenge.

Tom’s going to cover broad industry data and some specifics back to Caraustar.

T. Brown: Thank you, Mike. Just to fill in some blanks regarding Caraustar and our industry’s volume conditions, I mentioned some of these in the press release. But just to be a little more specific on a segment-by-segment basis, Caraustar reported, just kind of backing up to ‘02, reported an 8.8% overall volume growth in full-year ‘02, in what was otherwise the third consecutive year of industry volume declines. We continued that trend in the first quarter, with a 17% mill volume growth, or a gain of some 40,000 tons, 30,000 of which were from the Smurfit-Stone acquisition mills. Caraustar realized at the same time, a 42% growth in what the industry calls tube, can and drum volume, which is primarily for [unintelligible] cores, and a 24% growth in folding carton board volume. That’s where most of our volume growth came from.

Our Gypsum tonnage grew slightly at 1%. That’s a little bit deceiving because as we transferred heavier weight gypsum tonnage from the Buffalo mills to the lightweight product at DBL, we actually increased square footage more. But the tonnage just bulked up about 1%. Our specialty volumes on the board side of the business declined 4%. We grew converting specialty products because we entered into the partition business, which is another specialty type business. But we weren’t supplying most of that tonnage from our own mill system.

In terms of overall demand for our business, we operated the mills at about a 94% operating rate, when you remove the impact of the Buffalo mill closure. Our total volume for the whole system, which includes growth and converting as well as on the mill side, increased 42,000 tons, or 16%, from what was in the first quarter of last year, 263,000 tons to 305,000 tons in the first quarter this year.

On the industry side, one of the more encouraging things was the overall growth of demand in the recycled boxboard industry. Demand grew 4.7% on a year-over-year basis in the first quarter. And interestingly, the gains were pretty solid across the board. The tube, can and drum segment, the gypsum paper segment and the other specialty segment all grew just a shade over 6% each. And the folded carton volume was up a more modest 2%. When you factor in, as AFPA does, the announcement of closures, some of which are ongoing and are not included in these numbers, the industry ran at a fairly respectable 91% operating rate. That’s the first time we’ve seen over 90% operating rates in, once again, over the last three years of declining business. Mike talked about the fact that price increases are more cost-driven than demand-driven, I think we’re starting to get closer to a point when there’s a better balance in the industry between supply and demand, then I think it will be a little easier to managing recovering from some of the cost increases we’ve talked about.

Moving on to some more specific projections on fiber and energy costs, so far in this month, fiber demand has softened from what was a slight month or month and a half ago. OBM, the Official Board Markets, publishes fiber pricing, which is kind of used by the industry as a guide on a monthly basis, typically the first publication of the month. It will come out next week with the numbers as current. And I expect that OCC will be unchanged, or even possibly down, $10 a ton. Energy costs, as you probably all know, it’s fairly well published information, have declined somewhere in the range of 20%, both on the natural gas front and on the crude oil front. We see similar purchasing decline, or product declines, or cost declines in our system. So, it would not surprise us with the weather tempering and the situation in Iraq stabilizing that we’ll see continued improvement there. So, that’s kind of good news.

And the other piece of this is that we’ve been implementing price increases, as Mike mentioned. And those price hikes are tough in this kind of a market, but we have seen about a $15 a ton realization of price increases that we announced last month for this month. And we think that a fair amount of the price increase might stick. Furthermore, we think if you consider the changes in the cost structure on fiber and energy that it won’t take the full amount of the announced increase to cover the ongoing, what we consider true variable cost, in our system. However, you know, we still have the continuing costs to deal with. But things look like the market is stabilizing and balancing itself out in a better form. And maybe even a little earlier this year than we might have expected.

So, with that, it’s probably as much as I can say in regard to those kinds of things without getting trouble. So Jennifer, if the operator would please open the call up to entertain questions.

Operator: Thank you, sir. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star-one on your pushbutton telephone. If you wish to withdraw your question, please press star-two. Your question will be taken in the order as received. Please stand by for your first question.

Our first question comes from Rich Schneider, of UBS Warburg. Please pose your question.

Rich Schneider: Tom, I was wondering if we could possibly do a little bit of a reconciliation, going from the fourth to the first quarter? In the fourth quarter, you lost 4 cents. And in the first quarter, you lost 16 cents. If you take charge of that, your volume was stronger. I know you had fiber and energy and higher pension expenses, etc. Could you go through and just give us the key changes here? Because, there were some positives, going from fourth to first. And then, you know, it gets a little confusing with all the restructuring busts that you’ve put in there, that, you know, haven’t been totally broken out because of accounting regulations.

T. Brown: Yeah, one thing that-thank you, Rich. One thing that we have a great deal of difficulty doing in the first quarter, and it has a lot to do with why we aren’t doing much in the way of forecasting results at this time, is that it’s almost impossible for us to properly quantify the costs that we are incurring in getting the business switched over. You know that we’re doing it in the best way possible, because it’s like, I’m sure it’s kind of the way Tommy Franks must feel, that the best way to fight this style of war is take whatever casualties you might have to take, as early as you can, and get the business stabilized as quickly as you can. And that’s what we’ve been doing. And I don’t think we can properly characterize those costs in a way that will allow us to compare with the fourth quarter.

I will tell you that the sales in the quarter, as you can see by information that we published before, was almost exactly the same. We had $253 million in ‘03, first quarter, and $252 million in ‘02 fourth quarter. We had a net loss, including everything, of a little over half of what we had in the fourth quarter. If you exclude restructuring charges, we still had a loss that was significantly less than the fourth quarter, $4.4 million, vs. $6.0 million. And if you exclude restructuring and depreciation charges, we also had an improved position over the fourth quarter.

What you’re dealing with that compares the fourth end number, with the 16th end number, whatever the two numbers you just reported, was the issue of, you know, other unique and non-recurring kind of charges. And it’s almost impossible for us to characterize those charges in the first quarter. We’ve been, what I think was, fairly conservative in collecting those numbers, as I’ve mentioned. And, after you add all the numbers up, as I did in my opening statement, you can come up-we came up with a $22.5 million net increasing cost, which includes everything, restructuring and the whole like. And that’s where I came up with a net hit, during the period, of around 33 cents.

I also mentioned that I thought that somewhere in the neighborhood of $5 million of those costs would be ongoing. Not $5 million net, but $5 million [unintelligible] that relate to some of the pension and health and welfare and other insurance type numbers that we talked about early on in the call. So there’s a number of different ways to slice up the differentials between what you might think of, on one end of the stick, long term continuing fixed type costs, and on the other end of the stick, you’ve really got three pieces. You’ve got the true variable costs, which are like fiber and energy, and that was a $5.7 million number, and you’ve got the variable operating costs that Mike talked about, and you’ve got some of the transitional fixed costs that Mike and Ron both talked about. I think you’ll have to see how this process evolves over a quarter or two, Rich, to fully appreciate the value and the benefits, and the synergies of the work we’re doing in putting these, consolidating businesses and migrating business from one place where it might not be appropriate, to another place where it could be more profitable.

R. Schneider: Looking ahead, when do you expect this whole process to be completed, and when do these incremental costs evaporate out of the system? Would that be third quarter, or fourth quarter? Could you give us some idea on this?

T. Brown: I think that you’ll see a continuing in this, because of the way we’ve gone through the process of consolidation in the first quarter. A classic example would be the way we operated the #2 machine at Rittman, which was finally idle. But throughout the third quarter we were operating on an increasingly reduced run schedule. Actually during the quarter, interestingly enough, our coded mill volume while were in the process of closing one of our coded machines, increased 8,000 tons over the ‘01 first quarter period, and so you see the charge we take for primarily severance costs going forward. But what you don’t see are the transitional costs of qualifying other mills in our system to run that business, whether it be coded or un-coded because we’re running a fair amount of un-coded board on that #2 machine at Rittman. Some of that benefited the Smurfit Stone mills, because some of it went down the road to the Lafayette mill from the Rittman mill, and others of course went to Sprague and [unintelligible] and on to the #3 machine at Rittman.

So I would say that we’ve got another quarter of not specific consolidation of effort, but continuing business migration effort, because a lot of this stuff was a transitional condition occurring throughout the quarter. Then I think in the third quarter we’ll have stabilized a lot of our businesses and our processes, and I think we’ve generally managed to right size what we think our business complex is. You’ll still see a little bit of additional movement in a particular tube and core plant that we mentioned. So you’re going to see that. We’ve done an awful lot on the finance side in the first quarter with several amendments and other financial restructuring charges that are not considered restructuring, but will go away as well.

That’s an awful long answer, and a hard way for me to tell you that I think the first quarter was improved over the fourth quarter of ‘02 for a number of different reasons. But I think it will take us a couple of quarters to see that. The third quarter ought to be a much cleaner quarter, and we’ll keep you posted as we go forward and almost everything we do now, we put out either an 8K or some kind of a press release. So there’s very few secrets in the system any longer. So you’ll probably hear about this as soon as we’re able to comment on it.

R. Schneider: Just to talk in general terms, if you look at the second quarter, you should benefit a bit from price. You should see a bit lower energy; you’ll have some of these continuing costs. Third quarter though, you’ll have much less these continuing costs, and then in the fourth quarter could be a quarter where you see pretty much most of the full benefits of the restructuring. Is that a possible scenario that you’re looking at?

T. Brown: Yes, particularly as aggressively we’ve gone after these reconfigurations or consolidation activity. I’d say that would be, clearly, our intent. Now to what extent we can make that happen is an ongoing issue. But we’ve got everybody focused on it, and we’ve got it properly assigned to get the work done and we’re very serious about getting it done, and we’re serious about doing it without losing business either. So it’s an ongoing effort, but I think your assumptions are reasonable.

R. Schneider: Just one last question. On SG&A, it went up $4.6 million, attributed to the Smurfit Stone location. That number should start to be reduced in each of the subsequent quarters, and then disappear?

T. Brown: What Mike said was, is that’s a little over, I think it was Mike or Ron, one or the other said it was a little over $1 million higher than we think it will be going forward.

R. Schneider: On a quarterly basis?

T. Brown: On a quarterly basis, yes.

R. Schneider: All right, thank you.

Operator: Our next question comes from Joe Stivaletti of Goldman Sachs; please pose your question.

Joe Stivaletti: Hi, I was wondering if we could get some of the information on your joint ventures, in terms of the amount of debt, cash, interest expense and D&A for those, given the size of them.

T. Brown: We don’t consolidate that information in our financials. Ron, you’ll have to tell me what’s appropriate to say about that.

R. Domanico: I’m not sure what the regulations say. This is not information that we’ve discussed previously, but I don’t consider it sensitive or anything. What I would say is, why don’t we get advice from counsel, and then we can, if we can disclose this why don’t we just put out an 8K with it? I apologize, I don’t know in advance, and since March 28 with the implementation of the latest round of disclosure requirements I’m not fully conversant of what’s new news and disclosable, and what’s not. So I apologize for that. I will talk to counsel immediately after this call, and if it’s something that we can disclose, we will put out an 8K with that information.

J. Stivaletti: OK. In terms of your bank deal, could you just clarify a little bit sort of where that stands? You said you’ve gotten some commitments. I mean is it – I guess I’m just trying to understand how far along that is. Is it something we should be thinking of as pretty much of a done deal?

T. Brown: Yeah, we have executed a commitment letter. We have got the lenders lined up. The company is committed to completing the closing of the deal before June 30. So nothing’s certain in this world, except death and taxes of course, but I assume that, with a very high level of confidence, that this will be complete before June 30. Associated with the bank deal would be replacing the existing revolving credit facility, and taking that from its current life down to eliminating it. It would involve a write-off of approximately $1.7 million in fees that had been capitalized in the past. So you can expect to see that charge in the second quarter, again, as a non-cash charge, and then there’s the typical fees with entering into a new facility. Net that however, the lower interest rate that the company will have to pay for borrowing, lower fees, greater flexibility with much reduced covenant levels, makes this a win for the company.

J. Stivaletti: And the last question was, about how the Sprague mill performed in the quarter, and I don’t know if you can give us any [unintelligible] number for Sprague in the quarter or talk about the progress there.

T. Brown: Mike, if you have any other comments on this, you can chime in. But the Sprague mill increased its volume, and in fact, was the net increaser of volume in our coded mill systems of about 8,000 tons. That’s the other piece for the most part, of where our volume increased from 30,000 at Smurfit Stone [unintelligible] and I mentioned we were up about 40,000 tons. The other couple of thousand tons came from additional gypsum volume at primarily [unintelligible]. Sprague was probably as hard hit with, in fact probably the hardest hit, from a standpoint of gas prices in the quarter, and also to see the fiber cost increases more quickly than others. So it, even though it had increased volume in the quarter, separate of a slight setback, it was OK from a cash standpoint, but didn’t’ earn money in the quarter, and that’s probably as much as I can say about that. We didn’t make a special statement about it in the press release. It did operate essentially full; it took very few days down there. It operated well from a productivity standpoint and it had, over the course of the year, increased prices reasonably, based on the ‘02 increases that occurred in the latter portion of the year. But it’s of course going on, as the rest of our system is, in increasing prices currently to cover what has happened in fiber and energy [unintelligible]. That’s probably what I should say about that.

J. Stivaletti: Great, thank you.

Operator: Our next question comes from Bruce Klein, of Credit Suisse First Boston; please pose your question.

Bruce Klein: Hi guys, a couple of questions. On the revolver, what was the availability on the $47 million at the end of the quarter? And I’m just wondering, the bank comments and how we’re tied on that facility, is this going to be an EBITDA kind of coverage test contemplated for the new facility?

R. Domanico: Your first part of the question, Bruce, there was $9 million available at the end of the first quarter on the reduced facility. The second part of your question, there originally, at inception, will be no covenants. If the company falls below certain trigger points on availability under the new line, there will only be a fixed charge coverage covenant. So going from a whole series of covenants with the cash flow lending to zero covenants at inception, with the possibility of a single covenant should the company access the line to a certain limit.

B. Klein: OK, and how long is it contemplated, the maturity of this?

R. Domanico: It’s a three-year agreement.

B. Klein: And I assume the availability will be greater than what’s currently available. Obviously the commitment goes up, but there may be other items.

R. Domanico: That’s correct. It’s a $75 million total facility.

B. Klein: [unintelligible] and working capital barring basis going to limit that, I assume.

T. Brown: LC’s will limit that, that’s correct. The working capital of the company is far in excess of the requirements to have access to the full 75.

B. Klein: This obviously was a lot of restructuring activity. What’s a good rough figure for cash restructuring costs in ‘03 and ‘04?

T. Brown: I can’t comment on ‘04. Right now what we’ve said in past conference calls is that the company has really taking an aggressive approach in the fourth quarter of last year and the first quarter of this year, to try to do all these things as fast as possible, to minimize disruption to the organization. I would say for the remainder of 2003, we’re going to focus on executing those transitions to make sure that we deliver the savings that we’ve committed to. The remaining cash charges associated with those moves should be minimal.

B. Klein: Minimal for the rest of ‘03?

T. Brown: That’s correct.

B. Klein: And what, I think, I don’t know if I heard it, I know you gave a bridge year-over-year on fiber and energy, and price. I’m wondering if you had, versus the fourth quarter, what was the fiber and energy price per ton differential?

T. Brown: Hand on, we’ve got that information. Go ahead Bill, you’ve got it.

B. Nix: Energy costs per ton in the fourth quarter of ‘02 were $55, the first quarter of ‘03 they were $66. The first quarter of ‘02 they were $49.

B. Klein: And the fiber?

B. Nix: Fourth quarter of ‘02, recovered fiber costs were 87, they first quarter of ‘03 they were 81, first quarter of ‘02 they were 60.

B. Klein: I’m sorry, I might have heard wrong. What was the first quarter of ‘02? I had 87?

B. Nix: The first quarter of ‘03, 81. The fourth quarter of ‘02, 87; the first quarter of ‘02 just for a quarter over quarter comparison, was 60.

B. Klein: OK, I had it mixed up, thanks. And lastly, did the paperwork mill volumes, did I get that right? Was it 271 in the first quarter, is that accurate?

T. Brown: Yes that is the number that includes the gypsum tonnage at Premiere Boxboard. The gypsum tonnage there is getting up to reasonable numbers. For example on a true quarter-over-quarter basis, it was roughly 17,000 tons more in the first quarter of ‘03 than it was in the first quarter of ‘02. So we include that, but we do not include the containerboard business or containerboard volume out of that mill as part of our volume. So the 271 is the number that we report as boxboard volume within our system.

B. Klein: And what was on the same basis in the fourth quarter?

T. Brown: 264 Bruce.

B. Klein: 264 on the same basis. And lastly, the JV’s I know you’re not giving full financials yet, but how did they perform in general in the quarter? Were there any dividends, or do the dividends happen at the end of the year?

T. Brown: The dividends happen throughout the year, there was approximately $400,000 received from Standard Gypsum in the first quarter.

M. Keough: And the dividends don’t come from the PBL mill, because it’s got a revolving line of credit. But it was, the line of credit, was reduced reasonably in the first quarter. Once again, I’ve got to be careful what I say here.

B. Klein: Is there any color, at least directionally, how those two JV’s performed?

T. Brown: They both performed well. The Standard Gypsum JV is under reasonable pressure now, after having a very good year last year, but it’s under pressure just based on pricing in the marketplace and demand. Although demand is reasonable in the wallboard business, it’s not, let’s say, continuing to grow as it did to the extent that it did last year. So, it’s a rumor. And also, our wallboard plant sees a reasonable increase related to energy costs. Because almost every one of them, that I know of, is a gas-fired kind of an operation, with pretty high heat load requirements, for drying. So, it was a little more impacted by cost and price.

B. Klein: And PBL?

T. Brown: PBL is running at very good operating rates. It continues to improve its productivity level, and we continue to build additional volume on the gypsum side, as we mentioned. Pricing on the containerboard side of the business appears-you folks talked to those people and hear more about that than we probably do. We tend to rely on Inland as our partner to market the containerboard products. But from everything we read, they’re going through the same process of raising prices in what has been a previously fairly low-priced market. So we have great hope for continued improvement on the containerboard side.

But, from an operating standpoint, it’s performing extremely well, the qualifications that all of our wallboard customers if continued, we continue to supply some 19 different facilities with paper from that mill. And, we continue to work towards moving the paperweight down as we continue to improve the relationships. There’s more business, we think, in the near-term future for that mill that we are not commenting on at this point. But that venture is finally, I think, really beginning to hit its stride. So, we look for great things from them, performance and a profitability standpoint, going forward.

B. Klein: Right, thanks guys.

Operator: Our next question comes from Sandy Burns, of Deutsche Bank. Please pose your question.

Sandy Burns: Hi, good morning everyone. I was just wondering, in terms of the price initiatives, you seem pretty optimistic about it. And Pulp and Paper Week also showed it going through by a similar amount. I guess, with the waste paper pricing starting to come down, do you feel that may take a lot of the pressure off the buyers, to accept the price increase, similar to what the company and the industry saw last year?

T. Brown: I think with pension costs and health and welfare costs, insurance premiums, there’s enough of an incentive for Caraustar. I can’t speak for the rest of the industry to hold up this-to continue to push on the price side, regardless of what happens to fiber and energy. But clearly, in a situation where you’re not operating at 100% capacity, you’re going to have some intermittent conditions, situations, where you’re going to get a full price relief, and a situation where you’re not going to get any price relief. So, when we report an average number as I mentioned in our system, of around $15 so far, it’s that kind of variability. And we are continuing to move the process through, over time, to not only get the price relief, but obviously, in a situation where we need to, to meet competition.

M. Keough: I would add, on the fiber side, even if a publication comes out and shows a softening, or flatness on the fiber side, that does not mean in today’s world that China’s not back in the market two months from now and there’s another spike. The world has really changed on the fiber side. And just because you see a trend, that trend can change quickly. We know that and we think our competitors know that too.

Sandy Burns: OK, and I guess, just also on that front, you mentioned that your fiber costs went down sequentially, by about $6 a ton, which is a little better than industry trends. Was that due to fiber mix, or maybe some kind of delayed effect in the second quarter, will you see a little bit of the initial rise you’re starting to see in the first quarter?

T. Brown: No, I think that’s a continuing movement down from what had been extremely high prices in the summer and early fall. Some of our plants, depending on their location and their relationship with the fiber supply system, take a little longer to realize the full result of a decrease in price. So, I think what you’re seeing is it’s an evolving kind of a process. And we just got a little bit of a benefit in the first quarter, while at the same time, in the middle of the first quarter prices were increasing. So, the same thing’s going to happen on the other end. We’re going to see a continuing maybe, higher price for short-term, going forward, even though prices have softened or may fall. And it’s just a matter of catching up with the curve, you might say.

Sandy Burns: OK. And just this last question. IN terms of liquidity, why was it rather limited on the current bank line, given you had nothing outstanding and only $9 million or so? And then, looking to the new bank line, where you’re going to put in a new expanded line of $75 million, given kind of a worse neutral cash flow needs, and a lot of cash on the balance sheet, if you could expand a little bit on the thinking behind such a large line? If maybe you’re thinking about acquisitions or other initiatives, going on at the Company?

R. Domanico: I’ll address that question. Hi this is Ron. The line was reduced basically because the Company was caught in the crossfire between our three lending groups on a situation that was really, since the Smurfit acquisition, the cash flow of borrowing that the Company had in place was really not the most effective way for us to borrow, from a covenant standpoint and certainly from a cost standpoint. It made sense right after I got on board, to start evaluation what’s the best way for this company to get the type of flexibility it needs to weather any type of storm. Unfortunately, we’ve already seen the storm in the first quarter here, with the energy and the fiber. We weathered it quite well.

Do we really need $75, and the answer is, based on projections, no. But unexpected things could happen. We don’t have any meaningful acquisitions in our crosshairs right now. We’re focused on actually reducing leverage, getting debt down. But the reason for the $75 million line is just for flexibility and additional comfort in an industry that has been hit with cyclical downsides, combined with international events. So it’s a safety cushion. I hope that answers your question.

Sandy Burns: Yeah, that’s helpful. And then just one last question, going back to the operations again. Based on the various mill closure and other initiatives, and just assuming demand stays where it is currently, what would your operating rate be? Is that the 94% you mentioned earlier?

T. Brown: No, it’ll improve beyond that because as we take the Rittman #2 machine completely out of the system, it might pop up another 2%. So let’s say, if the industry is operating at 91% or 92%, like it did in the first quarter, we should be at 96%, or 96-½%, given the current situation and given our current capabilities. The interesting factor in that, where the growth is going to occur to, what I think to be the greatest percent, will be with new business at Premier Boxboard. And that really won’t interfere or impact operating rates, because we’ll simply replace medium tonnage with gypsum tonnage. And it won’t change the number, necessarily, the number of days that the mill operates.

So, I think that we should have recovered and right-sized our system now to the point where we historically have been with an operating rate somewhere 4% to 5% over the industry in general

Sandy Burns: OK, great. Thank you.

Operator: Our next question comes from Mark Connelly, of Credit Suisse First Boston. Please post your question.

Mark Connelly: Thank you, just a couple of things. Tom, in the past we’ve talked a lot about swing capability.

T. Brown: Speak up a little bit, Mark. I’m sorry.

M. Connelly: Well, I’ve got laryngitis, so I’m going to try.

T. Brown: OK.

M. Connelly: We’ve talked, in the past, about swing capability, across your system. Is that still a bit issue these days, for you?

T. Brown: Yeah, because our ability, for example, to serve the partition market with tonnage that might have otherwise been used in the other parts of the other specialty business or even, in some cases, in the tube and core business, is critical. The opportunity to take tonnage off of one machine, like Rittman #2 machine, which would be coded or un-coded, and move it into another mill, a mill that might have been historically running a different product mix. For example, to move it into a lot [unintelligible], for example, where historically it’s been primarily Tube and Core board but to move other un-coded, maybe even folding grades, into that plant or partition board, is an opportunity and is an advantage in our system.

So we continue to balance what we think to be the most profitable products in the mills that can benefit the most and that can benefit the company most running them, while at the same time, trying to keep our system as full as we can across the board. So, we do a lot of reassigning, re-allotment, of business particularly now, as we close Buffalo and as we’re restricted to [unintelligible] machine. And all those things do take a little bit of time and effort and money to get everybody, not only comfortable with the successful production of the product from a quality standpoint but also put costs where they belong and get the productivity rates where they belong, and the rest of it.

M. Connelly: OK. With respect to the comment about higher fiber volatility, I mean, that’s obviously here to stay, and we’ve had it for a while. A couple of years ago, you had some initiatives to increase your own collection there. Is there anything new or different going on in terms of your fiber sourcing strategy these days?

T. Brown: We’ve got a couple of interesting things that will take place over the next year, perhaps, Mark, things that, unfortunately, I’m not able to comment on. But there’s clearly a need in our collective industry system to figure out how best to make use of the internal new source of fiber in the U.S., which is what we call “Residential Mixed.” And, it’s a process by which we work with communities and with waste haulers to bring the fiber out of the curbside market and make it acceptable for us to use in our process. And there’s a substantial amount of opportunity and a lot of tons there to be recovered. And I that is going to be urgent and critical.

The other source of fiber in our market, which ahs grown substantially, is the recovery of particularly corrugated, and to some extent, folding. It comes back into this country from the other producing mills, which might be in China or Europe, packaging products that are being sold here in the U.S. And we’ve got opportunities to recover that source, to a greater extent, than we have in the past. And so, these curbside, if you want to call them, or market-type collection systems, are becoming more and more important. And we’re finding ways to access that market, as we speak. And each company might do it in a little different way, but I think we’re all going to bring that to the surface, you might say.

M. Connelly: Thank you. A couple of questions for Ron; you talked a little about working capital initiatives. Do you have any specific targets for working capital improvement? Or, any guidance you can give us on what to expect, across the year on working capital?

R. Domanico: Yes, Mark. Previously I talked about our desire to take about one to two days per quarter, out of working capital, over the course of at least 2003. And we’ll re-evaluate this as we go on. After looking at where we are now, I can confirm that that is an achievable objective, and that we are making strides to get that one to two days out each quarter.

M. Connelly: OK, perfect. And just one last question, fixed vs. floating, can you tell me where you are now with the stuff that’s come off?

R. Domanico: We have, in our [unintelligible], nothing’s changed since the subsequent events the disclosure thee, but we have a $100 million in interest rate swaps outstanding, at this point.

M. Connelly: OK, perfect. Thank you.

Operator: Our next question comes from Mark Wilde, of Deutsche Bank. Please pose your question.

Mark Wilde: Good morning, Tom, Ron, Mike. Is there any update on that Chicago Mill situation?

T. Brown: Ron’s our new real estate expert.

R. Domanico: We have several offers in hand. Those offers are being compared, because some require special permitting, which would involve a pool from the city government. Those offers are higher than the offers that are as-is, where-is, without any conditions surviving closing. So, we’re evaluating, with the city of Chicago, the likelihood of obtaining such permitting. And that process should be completed in the second quarter. Closing, however, would be contingent on due-diligence, because the company is adamant in not having any conditions that survive closing. So, we are looking to complete the deal, hopefully this year. But we will have a firm understanding of valuation, probably in the next two months.

M. Wilde: OK, all right. Tom another question. I think that in the bleach board side of the carton business, at least one of the biggest guys is out with a pricing initiative, and I wondered if you could kind of talk about that, vis-à-vis what you seen in recycled board, and also whether that could cause any pressure in your carton business in the second quarter?

T. Brown: One of the things we’re waiting for, maybe not officially, is for that to happen, Mark. That will be more of a benefit to the converting side of the business than it will be to the mill side. The mill side is, because of the nature of the products that we produce from recycled paperboard, and because of the opportunities that we’ve found to move that paperboard into markets that might have otherwise been served by virgin producers, we still have a fair margin improvement for the converter to make that change from virgin to recycled. So that process is not interfered with by the possible delay of price increases by the virgin manufacturers, particularly bleach board guys. So we’re not too concerned about that. But the pressure on the overall carton business by higher bleach board prices, I think will help considerably in getting converted board carton price increases through the market.

M. Wilde: Can you just give us some, I think you’ve mentioned in your initial comments that conditions in the carton market are still quite competitive from a price standpoint. Is that right?

T. Brown: With all the things going on, particularly in some of the more commodity businesses, it’s a tough market. I’d say that there’s been, and it’s too early to put a number on whatever might transpire in the carton business. But you’re not seeing a lot of price movement there at this point.

M. Wilde: Is this merger that was announced during the quarter, does that have any implications for you? I mean they’re, it seems to me, bigger volume stuff than you’ve typically done. I’m talking about the Graphic/Riverwood deal.

T. Brown: What do you mean be relates to larger volume than we’re used to?

M. Wilde: My impression was that you did more local and regional business, and that maybe particularly Graphic was on sort of a big run, kind of food industry stuff.

T. Brown: See I don’t know that their merger will have much of an effect on their strategy. But I think the combination of those two businesses, probably two obvious implications, one is that it’s generally good for our industry to see consolidation, whether it’s on the mill side or the converting side. The other is that you probably would see Graphic more specifically trying to focus on the BNK type markets in order to help move product from the Riverwood mills. So to the extent that those kinds of strategic decisions impact us, I think it’s not obvious that there will be anything consequential in that arrangement. Although I’m sure that maybe the devil will be in the details, and we’ll have to see how that goes forward. But I think it will make a better business out of both of them.

M. Wilde: OK, and just finally Tom, to the extent that you can give us some more information on those joint ventures, I think a lot of us would appreciate that.

T. Brown: Sure.

M. Wilde: Great, thanks.

Operator: Our next question comes from David Martin of Deutsche Bank; please pose your question.

David Martin: Thanks; I just had a couple of housekeeping items. I guess getting back to this quarter-to-quarter change in operating earnings, and specifically I guess, the per ton numbers. I got the fiber and energy per ton impacts quarter-to-quarter, but missed the price. Comment?

R. Domanico: There was an $18 price increase in the mills quarter-over-quarter, that left you with a $21 million decline in margin, because you had $39 between fiber and energy.

D. Martin: OK.

R. Domanico: The fiber number that I gave you that created the $24 fiber increase is actually what I consider to be a raw material margin. There is a slight difference between raw material costs and fiber cost. So on one hand you might see a

$21 number that if you looked at the information we’ve given you, the fiber number changes from first quarter to first quarter, and what I reported is the $24 number as it relates to raw material costs.

D. Martin: OK, and then secondly, moving to the integration of the Smurfit assets. I believe you mentioned kind of the revenue contribution, but it suggested you may also be able to kind of estimate, or give a little color on the bottom line contribution in the quarter. If you could, and then kind of comment on some of the progresses?

T. Brown: I don’t know that w can give that kind of detail. There are two reasons why that might be tough. First off, I don’t think it’s appropriate for us to give that specific detail on a segment of our business. The other problem is, as Ron mentioned, or maybe Mike mentioned, the issue of moving business around from mill to mill – ion other words, if we move – to use the example I gave moving tonnage from a closed or an idle Rittman paper machine to a Lafayette mill might look, on the surface, like an improvement that’s attributable to the Smurfit Stone acquisition, because the increased volume and earnings came from Lafayette. But in fact it isn’t, it’s related to the migration of business and the transition of all these elements. So I don’t think we can pin down that relationship, even if it were appropriate to do so.

D. Martin: OK and then just lastly on the new asset based revolver. Assuming it’s closed by the end of the second quarter, and all things kind of stay constant, what’s the incremental borrowing cost benefit for the second half of the year?

B. Nix: This is Bill Nix. Those items are still being negotiated. There is a lower spread on the asset-based side proposed. But we really can’t comment on that right now.

D. Martin: OK, thank you.

Operator: Ladies and gentlemen as a reminder, should you have a question, please press star, one, on your pushbutton telephone. If you wish to withdraw your question, please press star, two. If there are no further questions, I will now turn the conference back over to Mr. Brown.

T. Brown: Thank you Jennifer and thank you all for listening and for your interest in Caraustar, and we’ll conclude our call at this point. So thank you all. Have a good day.

Operator: This concludes our call for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

(conference concluded)

Supplemental Information Regarding Non-GAAP Disclosures

	Fourth Quarter 2002	First Quarter 2003
Net Loss—GAAP Basis	$(13,349)	$(7,128)
Restructuring Costs—net of tax benefit	$(7,318)	$(2,703)

Net Loss—Excluding Restructuring Charges	$(6,031)	$(4,425)

Net loss excluding restructuring charges is a non-GAAP disclosure, but is presented for informational purposes. Management evaluates the performance of its business exclusive of restructuring charges and believes such measure is a widely accepted indicator of operating performance.

Supplemental Disclosures Regarding Caraustar Industries, Inc. Joint Ventures

For the three months ended March 31, 2003
Proportionate share of Caraustar Industries, Inc. in aggregate depreciation and amortization of Premier Boxboard and Standard Gypsum joint ventures	$1.5 million
Proportionate share of Caraustar Industries, Inc. in aggregate interest expense of Premier Boxboard and Standard Gypsum joint ventures	$840 thousand